Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:	Dick Hobbs 414-347-3836
Sensient Announces $85 Million Term Loan Agreement
     MILWAUKEE, Tuesday, October 7, 2008 — Sensient Technologies Corporation (NYSE: SXT) announced today that it has completed a new $85 million term loan agreement with four banks participating in the transaction. Proceeds from the loan will be used to retire Sensient’s public debt that matures in 2009.
     “We are pleased with the terms of this transaction and the strong response from our banks in difficult market conditions,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “These financial institutions recognized the value of our consistently superior operating performance and our strong balance sheet.”
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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